Exhibit 2.1

                          PLAN AND AGREEMENT OF MERGER

         Plan and Agreement of Merger ("this Agreement") made January 30, 1998 by and among IFS INTERNATIONAL, INC. ("IFS"), a Delaware Corporation; NCI HOLDINGS, INC. ("Holdings"), a North Carolina Corporation, NCI ACQUISITION CORP. ("Acquisition Sub"), a New York Corporation and PER OLOF EZELIUS ("Ezelius").

                                    Recitals

         A. IFS is a Delaware Corporation, which has a class of common shares and a class of preferred stock which is publicly quoted on The NASDAQ Small Cap Stock Market.

         B. Acquisition Sub is a wholly owned subsidiary of IFS, which has been newly formed for the purposes of the transactions set forth herein.

         C. Holdings owns 4,400,000 of the Class A voting common shares of Network Controls International, Inc. ("NCI"), a North Carolina Corporation which is engaged in the business of developing and selling software and other computer-related products and services for the banking and financial services industry. Holdings controls NCI through ownership of 99.666% of the issued and outstanding Class A voting common shares of NCI, and 94.022% of the combined issued and outstanding Class A voting and Class B non-voting shares of NCI.

         D. Holdings has issued 4,400,000 shares of its common capital stock, having issued 1,257,143 to Ezelius and 3,142,857 shares to John Collins. Pursuant to agreements dated October 24, 1995, Holdings has agreed to purchase or redeem all of Collins' 3,142,857 shares, which shares are currently held in escrow to secure a note given by Holdings to Collins for the purchase price. Except for those shares pledged to secure the Collins' note (which pledge is to be satisfied as provided herein), Ezelius owns 100% of the issued and outstanding shares of Holdings, and through his ownership of Holdings, controls NCI. Ezelius executes this Agreement for the purposes, among others, of becoming obligated upon certain warranties, representations and covenants relating to NCI.

         E. The parties hereto desire to effect a business combination by means of a statutory merger of Acquisition Sub with and into Holdings, all upon the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the mutual promises, covenants, warranties and representations set forth herein, the parties agree as follows:

         SECTION 1.        Definitions & Index of Definitions.

         Definitions.  For purposes of this Agreement:

         "Affiliate" means all persons and entities controlling, controlled by or under common control with any person or entity, and with respect to any entity, includes all partners, directors and officers of such entity.

         "Agreement" refers to this entire Agreement, including all exhibits, schedules and certificates referred to herein.

         "Closing Balance Sheet" means the consolidated balance sheet of Holdings and its subsidiaries (including NCI and its subsidiaries) dated as of the Closing Date, audited in accordance with generally accepted accounting standards by Price Waterhouse as provided in Section 4(e) hereof.

         "Closing Financial Statements" means the Closing Balance Sheet and the income statement, statement of cash flows, notes and other components of the statements for the fiscal period beginning the previous June first and ending on the Closing Date, all prepared in accordance with generally accepted accounting principles as provided in Section 4(e) hereof.

         "Closing Stockholder Equity" means the consolidated net worth or stockholder equity of Holdings and its subsidiaries as shown on the Closing Balance Sheet.

         "including" means including, without limitation

         "Inventory" means all inventories of NCI, including without limitation, finished goods, merchandise, machinery and equipment held for sale or licensing to customers, spare parts, containers and office operating and other supplies.

         "knowledge of Ezelius" means the knowledge after due inquiry of Ezelius.

         "knowledge of IFS" means the knowledge after due inquiry of any executive officer or director of IFS.

         "Material Adverse Change or Material Adverse Effect" means, when used in connection with Holdings, NCI or IFS, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole.

         "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

         Index of Definitions. Other definitions are set forth in the various sections or subsections to which they apply. Set forth below is a list or index of those definitions which are used generally throughout this Agreement, with a reference to the section or subsection in which such terms are defined:

         Claims -  ss.17.01(a)
         Closing - ss.3(a)
         Closing Date - ss.3(a)
         Code - ss.10.08(b)
         Contracts - ss.10.12
         Escrow Agent - ss.17.03(b)
         Financial Statements - ss.10.07
         GAAP - ss.4(e)(iv)
         Governmental Entity - ss.9.01(d)
         Intellectual Property - ss.10.11(a)
         Lien - ss.9.01(f)
         Most Recent Balance Sheet - ss.10.07(a)
         Most Recent Financial Statements - ss.10.07(a)
         Permitted Liens - ss.10.09
         Preferred Stock - ss.4(b)
         "Tax" and "Taxes" - ss.10.08(a)(i)

         SECTION 2. MERGER. The parties hereby agree to and do hereby effect the merger of Acquisition Sub with and into Holdings on the terms and conditions set forth herein. The corporation which is to survive the merger is Holdings, which shall continue as a corporation organized and existing under the laws of the State of North Carolina. The effective date of the merger shall be January 30, 1998, except that to the extent that the provisions of either North Carolina law or the New York Business Corporation Law (the "BCL") require the filing of a Certificate of Merger prior to granting effectiveness, the merger shall become effective on the date(s) that such certificates are filed. Certificates of Merger shall be delivered for filing immediately upon completion of the Closing. Following the merger, the separate corporate existence of Acquisition Sub shall cease and Holdings shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Acquisition Sub in accordance with the BCL.

         SECTION 3.        CLOSING; CERTIFICATES OF MERGER.

         a. The closing of the merger (the "Closing") will take place at 10:00 a.m. on January 30, 1998 (the "Closing Date") (subject to satisfaction or waiver of the conditions set forth in subsections 9.01 and 9.02), at the offices of Harris Beach & Wilcox, LLP, 20 Corporate Woods Boulevard, Albany, New York
12211, unless another date or place is agreed to in writing by the parties hereto.

         b. Upon the closing of the transactions called for in this Agreement, Acquisition Sub and Holdings shall make and execute Certificates of Merger as required by BCL, and the corporate laws of the State of North Carolina. The New York Certificate of Merger shall be in the form of Schedule 3-A attached hereto. The North Carolina Articles of Merger shall be in the form of Schedule 3-B attached hereto. Acquisition Sub shall file the form of Certificate of Merger required by the BCL with the Department of State of the State of New York on January 30, 1998 or as soon thereafter as practical. Holdings shall file the Certificate of Merger required by North Carolina corporate statutes with the North Carolina Department of State or such other department, board, bureau or office of the State of North Carolina as performs similar functions as the Department of State of New York with respect to corporations.

         SECTION 4. TREATMENT OF SHARES OF CONSTITUENT CORPORATIONS; DISTRIBUTIONS OF NEW SHARES.

         The terms and conditions of the merger, the manner of carrying the same into effect, and the manner of converting the shares of the constituent corporations are as follows:

         a. Acquisition Sub's Shares. Upon the effective date of the merger, by virtue of the merger and without any action on the part of the holder of any shares, Acquisition Sub shares shall be converted on a one (1) for one thousand (1,000) ratio into the shares of Holdings, the surviving corporation. Each of the four thousand four hundred (4,400) shares of common stock of Acquisition
Sub, issued and outstanding (and held by IFS) on the effective date of the merger shall be converted into one thousand (1,000) fully paid and non-assessable shares of the common stock of Holdings, with the voting powers, rights, privileges and qualifications set forth in Holdings certificate of incorporation and bylaws. On or after the effective date of the merger, IFS shall surrender its outstanding shares in Acquisition Sub and shall receive, in exchange therefore, four million four hundred thousand (4,400,000) shares of the common capital stock of Holdings.

         b. Holdings. The common capital shares of Holdings shall remain unaffected by the merger. Each of the authorized shares of common stock on the effective date of the merger shall continue to be one share of common stock of Holdings, as the surviving corporation with the voting powers, rights, privileges and qualifications set forth in Holdings Certificate of Incorporation and bylaws.

         On the effective date of the merger, Ezelius shall surrender all 4,400,000 of the shares he owns and controls in Holdings, and in exchange therefore shall receive as merger consideration shares of IFS' Series A Convertible Preferred Stock (the "Preferred Stock"). The Certificate of Designation for the Preferred Stock, which sets forth the relative rights, preferences and other features attributable to such shares is attached hereto as
Schedule 4(b) and made a part hereof. The number of shares of Preferred Stock to be received by Ezelius shall be computed as provided in subparagraph 4c below.

         c. Computation Methodology; adjustment for net worth changes; earn-out shares.

         (i) Computation of initial shares. The initial number of shares of IFS Preferred Stock to be received by Ezelius (subject to redelivery of a portion of such shares to the Escrow Agent pursuant to section 17.03 hereof) shall be determined in accordance with the following formula.

         The agreed upon price per share of seven and one-eighth dollars $7.125 has been divided into the merger consideration of $620,545, with the result that Eighty-Seven Thousand Ninety-Four (87,094) shares are to be contributed to Acquisition Sub. Fifty-Nine Thousand Twenty-Four (59,024) shares of IFS Preferred Stock shall be delivered to Ezelius at Closing, duly registered in his name on the books of IFS' transfer agent. The remaining Twenty-Eight Thousand Seventy (28,070) shares being transferred to Ezelius at Closing shall be placed in escrow as provided in Section 17.03 hereof, to secure certain warranties, representations, covenants and indemnifications made by Ezelius as set forth herein, and the net worth adjustment provided in subsection 4c(ii) below.

         (ii) Net Worth Adjustment. The determination of the initial number of shares of Preferred Stock to be received by Ezelius has been based upon Ezelius' representation (set forth in subsection 10.07(d) hereof) that the Closing Stockholders Equity will not be less than $1,250,000. If the Closing Stockholder Equity is less than $1,250,000 as disclosed on the Closing Balance Sheet, then IFS shall be entitled to reduce the number of shares of IFS Preferred Stock distributable to Ezelius in an amount equal to the amount of such difference, divided by $7.125. Thus, for example, if the Closing Stockholders Equity were to be $1,150,000, then the number of shares due to Ezelius would be reduced by 14,035 shares ($1,250,000 - $1,150,000 = $100,000.
100,000 / 7.125 = 14,035 shares) Subsection 4(e) below sets forth certain procedures for computing the Closing Stockholder Equity, and for resolving any disputes relating to such computation.

         (iii) Earn-out shares. In addition to the base number of shares to be issued at closing, Ezelius may receive additional shares of IFS Preferred Stock, based upon the performance of NCI during certain time periods after the closing. The criteria upon which grant of additional shares is based, and the method of computing issue price for the shares is set forth on Schedule 4(c)
(iii) attached hereto and made a part hereof. IFS agrees that it will not burden NCI's accounting records with any management fees, nor with any allocation of common charges, except to the extent that NCI actually benefits from any such common charges, mutually agreeable to IFS and Ezelius. IFS further agrees that IFS will at all times keep separate and distinct accounting records relating to the lines of business being conducted by NCI as of the Closing Date, in order to preserve Ezelius' right to a fair determination of the earn-out shares based upon the continuing operations of the business owned by NCI as of the Closing Date. Except as provided in the next sentence, IFS will not merge NCI with any corporation or other entity which is not already an affiliate of IFS, without Ezelius' written consent. It is acknowledged by all parties that after the Closing, IFS intends on merging NCI and Holdings into a single company, such merger being intended to take place within 45 days after the Closing, and if such merger may not take place within such 45 days due to legal or tax considerations, such merger will take place as soon as practical thereafter. Such Affiliate follow-up merger shall not require Ezelius' written consent.

         d. No Further Consideration. Except as set forth in subsection 4(c) hereof regarding post-closing adjustments to shares, no other consideration is to be paid, transferred or issued by IFS or by Acquisition Sub for shares of Holdings.

         e.       Closing Balance Sheet; Dispute Procedures.

                  (i) Within seventy-five (75) days after the Closing Date, Ezelius shall cause NCI to deliver to IFS a copy of the Closing Balance Sheet, together with a report (the "Report") thereon of Price Waterhouse, LLP, setting forth the Closing Stockholders' Equity and stating that the Closing Balance Sheet has been audited by Price Waterhouse LLPin accordance with generally accepted auditing standards, and has otherwise been prepared in compliance with the requirements of this subsection 4(e). IFS and Ezelius shall cause NCI and its employees to assist, in good faith, in the preparation of the Closing Balance Sheet and shall provide access at all reasonable times to the personnel, properties, books and records of Holdings, NCI and their subsidiaries for such purpose. IFS' independent auditors may also be engaged to audit the Closing Balance Sheet; provided, however, that all parties acknowledge that Price Waterhouse LLP shall have the primary responsibility and authority for the audit of the Closing Balance Sheet.

                  (ii) During the 30-day period following IFS' receipt of the Closing Balance Sheet, IFS and its independent auditors shall be permitted to review the working papers of Price Waterhouse, LLP (subject to compliance with Price Waterhouse LLP's customary procedures for release) relating to the Closing Balance Sheet. The Closing Balance Sheet shall become final and binding upon the parties on the thirtieth (30th) day following delivery thereof, unless IFS gives written notice of its disagreement with the Closing Balance Sheet (a "Notice of Disagreement") to Ezelius prior to such date. If a Notice of Disagreement is received in a timely manner, then the Closing Balance Sheet shall become final and binding upon the parties on the earlier of (A) the date Ezelius and IFS resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved by reference to the independent Accounting Firm (as defined below).

                  (iii) During the 30-day period following the delivery of the Notice of Disagreement, Ezelius and IFS shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement. At the end of such 30-day period, Ezelius and IFS shall submit to an independent accounting firm mutually agreeable to the parties (the "Accounting Firm") for review and resolution any and all matters that remain in dispute and that were properly included in such Notice of Disagreement, in the form of a written brief. Ezelius and IFS shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of the receipt of such submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction. The cost of any proceedings
(including the fees and expenses of the Accounting Firm and reasonable attorneys' fees and expenses of the parties) pursuant to this subsection 4(e) shall be borne by IFS and Ezelius in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of Ezelius' accountants incurred in connection with representation of Ezelius in any dispute relating to the Closing Balance Sheet and any Notice of Disagreement shall be borne by Ezelius, and the fees and disbursements of IFS' independent auditors incurred in connection with their representation of IFS in any dispute relating to the Closing Balance Sheet and any Notice of Disagreement shall be borne by IFS.

                  (iv) The Closing Stockholders' Equity shall be calculated in accordance with the United States generally accepted accounting principles ("GAAP"). GAAP is to be applied on a basis consistent with those reflected by Holdings and NCI in the preparation of the Financial Statements. The Closing Financial Statements shall also be prepared to be in confirmity with SEC Regulation S-X.

         (f) Conversion of Preferred Stock. If the Preferred Stock as a class converts into shares of IFS common stock under certain circumstances set forth in the Certificate of Designation attached hereto as Exhibit 4(c)(iii), then subsequent to such conversion date, the term "Common Stock" shall replace the term "Preferred Stock" with respect to any transaction or event described herein, which transaction or event occurs after such conversion date. In such event, IFS shall issue replacement shares of common stock for any and all shares of Preferred Stock previously issued to and surrendered by Ezelius, and shall further issue common stock for any earn-out shares which become issuable subsequent to the conversion date.

         SECTION 5. DIRECTORS. The names of the persons who are to be directors of Holdings after the Closing, and who shall hold office until the successors are chosen and qualified according to the by-laws of Holdings are as follows:

         1.       Frank Pascuito
         2.       John Singleton
         3.       David Hodge
         4.       Per Olof Ezelius

         SECTION 6. EFFECT OF MERGER. On the effective date of the merger, all of the property, assets, rights, privileges and franchises of whatsoever in nature and description of Acquisition Sub shall, by operation of law, be transferred to and invested in and shall devolve upon Holdings, without further act or deed.The merger shall have the effects set forth in Article 9 of the BCL.

         SECTION 7.  PRINCIPAL OFFICE.     The principal office of the surviving
corporation shall remain at Nine Woodlawn Green, Suite 120, Charlotte, North Carolina 28217.

         SECTION 8. AUTHORIZATIONS. This Agreement has been duly authorized and approved by the Boards of Directors of IFS, Acquisition Sub and Holdings, and has been further approved by Ezelius, acting as sole and controlling shareholder of Holdings, and if IFS, as the sole and controlling shareholder of Acquisition Sub, all in accordance with the BCL, and the applicable laws of the State North Carolina. To the best knowledge of IFS and Ezelius, no state takeover statute or similar statute or regulation applies or purports to apply to the merger, this Agreement or any of the transactions contemplated by this Agreement.

         SECTION 9.  CONDITIONS TO CLOSING.

         9.01  IFS'   Obligation.   The   obligation  of  IFS  to  complete  the
transactions called for herein is subject to the satisfaction (or waiver by IFS) as of the Closing of the following conditions:

                  (a) Warranties Still True. The representations and warranties of Holdings and Ezelius made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date).

                  (b) Performance of Obligations. Holdings and Ezelius shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing.

                  (c) Closing Certificates. Holdings and Ezelius shall have delivered to IFS, certificates dated the Closing Date and signed by an officer of Holdings and by Ezelius confirming the foregoing.

                  (d) No Restraints. No statute, rule, regulation or executive order ("Law") or decree, temporary restraining order, preliminary or permanent injunction or other order ("Order") enacted, entered, promulgated, enforced or issued by any Federal, state or local government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality (a "Governmental Entity"), or other legal restraint or prohibition is in effect and prevents or purports to prevent the completion of the merger.

                  (e) Good Standing Certificates. Ezelius shall have delivered to IFS certificates of good standing with respect to Holdings and NCI, issued by the North Carolina Department of State, such certificates to be dated within thirty (30) days prior to the Closing.

                  (f) Legal Opinions. Ezelius shall have delivered to IFS an opinion of Holdings's legal counsel, Blair, Conaway, Bograd & Martin, P.A., opining (A) that Holdings' and NCI's corporate existence and good standing are as stated in Section 10.04 of this Agreement, (B) that they do not know or have any reasonable grounds to know of any litigation, proceeding or governmental investigation pending or threatened against, or relating to, Holdings or NCI, or their respective properties or its businesses which affects title to the shares of Holdings or NCI or the ability of (i) Ezelius to transfer his shares in Holdings free of any lien, claim, encumbrance, security interest, pledge, option, charge or restriction of any kind (a "Lien"), or (ii) Holdings' title to or its ability to transfer its shares in NCI free of all Liens, or which relates to the validity and enforceability of this Agreement, or seeks to restrain the closing of the transactions envisioned by this Agreement, (C) that this
Agreement, and any closing certificates, other documents or instruments delivered by the Holdings and Ezelius pursuant hereto, constitute the binding, legal obligations of Holdings and Ezelius, enforceable against them except as such enforceability may be limited by bankruptcy laws or general principles of equity, (D) that they do not know or have any reasonable grounds to know of any litigation, proceeding or governmental investigations pending or threatened against, or relating to, Holdings or NCI, or their respective properties or businesses which could result in a Material Adverse Affect, except as disclosed in the schedules to this Agreement, (E) the authorized and outstanding capital stock of Holdings are as set forth in Section 10.05 hereof, and all of such outstanding shares are validly issued, fully paid and nonassessable, (F) counsel is not aware, after due inquiry, of any existing options, causes or commitments of any character whatsoever, or agreements to grant the same, relating to authorized or issued shares of Holdings's or NCI's capital stock, or any outstanding securities convertible into or exercisable for such shares, except as disclosed in Schedule 10.05 hereof, and (G) Ezelius is the record owner, and to the best knowledge of counsel based on diligent inquiry (including a review of the stock books and minute books of Holdings), the beneficial owner of the stock to be surrendered hereunder has duly endorsed certificates or stock powers relating to such shares of stock, and is delivering good and marketable title to such shares of stock free and clear of all Liens. Notwithstanding the foregoing, Blair Conway Bograd & Martin P.A. shall not opine as to any matters relating to NCI's subsidiaries or foreign operations. Such legal opinion will contain certain qualifications regarding the pre-closing existence of certain pledge agreements involving Mssrs. Hassan, Schein, Ziegler and Collins, and will further opine that "dissenters rights" under North Carolina law may apply to this transaction.

                  (g) Share Certificates. Ezelius has delivered certificates for all 4,400,000 of his shares in Holdings and a certificate or certificates for all 4,400,000 of Holdings' shares in NCI, together with assignments (stock powers) for such shares, duly endorsed as specified by IFS. All of such shares shall be transferrable free and clear of all Liens.

                  (h) Landlord's Consent to Assumptions. Ezelius shall have delivered to IFS the landlord's consent to the transactions contemplated by this Agreement, if the lease for NCI's Charlotte office facility requires such consent.

                  (i) Holdings to be Debt Free. Upon completion of the transactions pursuant to which Holdings has redeemed certain shares of stock of the former shareholders and transferred such shares to Holdings, and in connection herewith will cancel those security interests (pledges) therein held by Mssrs. James Hassan, Richard Schein, Herman Ziegler and John Collins, neither NCI nor Holdings shall have any liabilities or indebtedness to such former shareholders of any kind, including without limitation any obligations under any contract or covenant with any of the aforementioned individuals.
                  (j) Employment Agreement and Covenant. Ezelius shall have executed an employment agreement, and a covenant against competition, such agreements to be in the form of Schedule 9.01(k) attached hereto and made a part hereof.

         9.02 Ezelius' and Holdings' Obligations. The obligation of Ezelius and Holdings to complete the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by Ezelius and Holdings) as of the Closing of the following conditions:

         (a) Warranties Still True. The representations and warranties of IFS made in this Agreement shall be true and correct in all material respects, as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects, on and as of such earlier date), in each case except for breaches as to matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect upon IFS.

         (b) Performance of Obligations. IFS shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by IFS by the time of the Closing.

         (c) Closing Certificate. IFS shall have delivered to Ezelius a certificate dated the Closing Date and signed by an authorized officer of IFS confirming the foregoing.

         (d) No Restraints. No applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition is in effect which prevents or purports to prevent the completion of the merger.

         (e) Legal Opinion. IFS shall have delivered to Ezelius the written opinion of IFS's counsel, Harris Beach & Wilcox, LLP, opining to the effect that IFS's corporate existence and good standing are as set forth in Section 13.01 of this Agreement, that they do not know or have any reasonable grounds to know of any litigation, proceeding or governmental investigation pending or threatened against the IFS, which seeks to enjoin the closing of the transactions envisioned by this Agreement, and that the shares of Preferred Stock in IFS being provided to Ezelius hereunder are validly issued and fully paid and non-assessable, and are not the subject of any Liens except as specifically set forth in this Agreement.

         9.03 Frustration of Closing Conditions. Neither IFS nor Ezelius may rely on the failure of any condition set forth in Sections 9.01 or 9.02, respectively, to be satisfied if such failure was caused by such party's failure to act in good faith or to use reasonable efforts to cause the Closing to occur in a timely manner.

         SECTION 10. REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND EZELIUS. Holdings and Ezelius hereby jointly and severally represent and warrant to IFS as set forth below in this Section 10. The warranties and representations relate to certain financial, tax, legal and accounting matters applicable to Holdings, Ezelius and also to NCI which, although not a party to this Agreement, will become a subsidiary of IFS, as a result of the transactions set forth herein. Unless the context otherwise requires, all warranties and representations (both affirmative and negative) made as to NCI in this Section 10 shall also be deemed to be made as to NCI's subsidiaries but, as to such subsidiaries, are made to the best of Ezelius' knowledge.

          10.01 Authority. Holdings has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by Holdings to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly authorized, executed and delivered by Holdings and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Holdings, enforceable against Holdings in accordance with its terms.

         10.02 No Conflicts. To the best of Ezelius' knowledge, and except as set forth in Schedule 10.02, the execution and delivery of this Agreement by Holdings and by Ezelius does not, and the consummation of the transactions contemplated hereby and compliance with terms hereof by Holdings and by Ezelius will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdings or NCI under any provision of (i) the certificate of incorporation or by-laws of Holdings (as amended), (ii) the certificate of incorporation or by-laws of NCI, as amended; (iii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Holdings, Ezelius or NCI is a party or by which any of their respective properties or assets are bound or
(iii) any Order or Law applicable to Holdings, Ezelius, NCI or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a Material Adverse Effect on the business, assets, financial condition or results of operations of NCI taken as a whole, or on the ability of Holdings or Ezelius to consummate the transactions contemplated hereby, subject to the cancellation of the stock pledges to the former shareholders.

         10.03 Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Holdings or NCI in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) those that may be required solely by reason of IFS' participation in the transactions contemplated hereby and (iii) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, would not have a Material Adverse Effect, and (iv) the filing of the certificate of merger with the appropriate agency of the State of North Carolina.

         10.04    Organization and Standing: Books and Records.

         (a) Holdings is a corporation validly existing and in good standing under the laws of the State of North Carolina.

         (b) NCI is a corporation validly existing and in good standing under the laws of the State of North Carolina. NCI has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. To the best of Ezelius' knowledge, NCI is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

         (c) NCI has two subsidiaries, being Network Controls, GmbH and Network Controls International Limited. Each of such subsidiaries is a corporation duly organized, validly existing and in good standing with the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, and has all necessary licenses and/or permits to conduct operations in each of the foreign countries where such subsidiaries conduct operations, except where such failure to be so organized or in good standing, or to have such licenses or authority would not, individually or in the aggregate, have a Material Adverse Effect upon such subsidiary.

         (d) Ezelius has delivered to IFS complete and correct copies of NCI's certificate of incorporation and by-laws and the certificates of incorporation and by-laws of its subsidiaries, in each case as amended to the date of this Agreement.

         10.05  Capital Stock of NCI and Holdings.

         (a) The authorized capital stock of NCI consists of ten million (10,000,000) shares of no par value Class A voting common stock, and ten million (10,000,000) shares of no par value Class B non-voting common stock. Holdings owns 4,400,000 shares of the Class A common stock and no shares of the Class B common stock. A table showing the stockholdings of all shareholders (as to both classes of common stock) and all options granted to purchase any shares of any class of NCI's common stock is attached hereto as Schedule 10.05 and made a part hereof. Schedule 10.05 sets forth all of the issued and outstanding capital stock and equity securities of NCI, and there are no other shares of capital stock or other equity securities of NCI outstanding. All of such issued shares are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except as set forth in Schedule 10.05, none of NCI's shares (of either class) have been issued in violation of, and none of such shares are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any applicable Law, NCI's certificate of incorporation or by-laws, any contract, agreement or instrument to which NCI is subject, bound or a party or otherwise. Except as otherwise set forth in
Schedule 10.05, there are not any outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which NCI is or may become obligated to issue, sell, purchase, return or redeem any shares of its capital stock or other securities. Except as set forth in Schedule 10.05, there are no equity securities of NCI reserved for issuance for any purpose. Except as set forth in Schedule 10.05, there are no outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of NCI may vote.

         (b) The authorized capital stock of Holdings consists of ten million (10,000,000) shares of no par value voting common stock. Ezelius owns 1,257,143 shares of Holdings' common stock, and Holdings has purchased or redeemed 3,142,857 shares from Collins, with such shares presently being held in escrow subject to certain agreements dated October 24, 1995. Subject to such pledged shares, the stock owned by Ezelius represents 100% of the issued and outstanding shares in Holdings. All of Ezelius' stock is duly authorized, validly issued and outstanding, fully paid and nonassessible. None of such shares are subject to any purchase option, call, right of first refusal, preemptive, subscription or other similar rights under any applicable law, under Holdings certificate of incorporation of bylaws, or under any contract, agreement or instruments to which Holdings or Ezelius is subject, bound or a party to or otherwise, except for the Stock Pledge Agreements with Messrs. James Hassan, Richard Schein, Herman Ziegler and John Collins, all of which will be satisfied and cancelled at the Closing. There are no outstanding warrants, options, rights, "phantom" stock rights, agreements, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Holdings is or may become obligated to issue, sell, purchase or redeem any shares of its capital stock or other securities. There are no other class of equity securities of Holdings authorized or reserved for issuance for any purpose. There are no outstanding bonds, indentures, notes or other indebtedness of Holdings having a right to vote on any matters on which stock holders of Holdings may vote.

         (c) NCI owns 100% of the issued and outstanding shares of capital stock of each of its subsidiaries listed on Schedule 10.06, and such shares have been validly issued and are fully paid and non-assessable. The shares of such subsidiaries are owned by NCI free and clear of all Liens. After the Closing, Ezelius will deliver to IFS legal opinions and/or such other written documentation as IFS may reasonably require, establishing that NCI's foreign subsidiaries are in good standing under the laws of the jurisdictions in which they are incorporated, and that NCI owns 100% of the issued and outstanding stock of all such foreign subsidiaries.

         10.06 Equity Interests. Except as set forth in Schedule 10.06 or in the Most Recent Financial Statements, NCI does not directly or indirectly own any capital stock of or other equity interests in any corporation, partnership or other person and neither NCI nor any of the Subsidiaries is a member of or participant in any partnership, joint venture or similar association.

         10.07  Financial Statements and Related Matters.

         (a) Financial Statements. Holdings has furnished IFS with copies of (i) the consolidated balance sheets for NCI and its Affiliates, prepared by NCI and audited by Price-Waterhouse for the fiscal years ended May 31, 1997 (the "Most Recent Balance Sheet") and May 31, 1996, (ii) the consolidated statements of income, stockholders' equity and cash flows of NCI and its Affiliates, for the fiscal years ended May 31, 1997 and 1996, together with the notes to such financial statements. The financial statements described in this Section 10.07 are collectively called the "Financial Statements". The consolidated balance sheet, income statements, statements of cash flow, notes and all other components of the statements as of and for the fiscal year ended May 31, 1997 are herein referred to as the "Most Recent Financial Statements". The Financial Statements have been prepared in conformity with generally accepted accounting principles consistently applied. The Financial Statements present fairly in all material respects the financial position and results of operations of NCI as of the respective dates thereof and for the respective periods indicated.

         (b) Accounts Receivable. The accounts receivable reflected on the Financial Statements (including the Most Recent Financial Statements) and the Closing Financial Statements represent and will represent bona fide transactions with customers in the ordinary course of business. The reserves for receivables on the Closing Financial Statements will be made in a manner consistent with computation of reserves for the Financial Statements.

         (c) Inventories. The Inventories shown on the Most Recent Financial Statements and the Closing Financial Statements consist and will consist of items of a quantity and quality useable or saleable in the ordinary course of business of NCI and the value of all items of Inventory, including obsolete materials or materials of below-standard quality, have been written down to the lower of cost or realizable market value, or adequate provisions have been made therefor, and such valuations reflect the normal inventory valuation policies of NCI.

         (d) Closing Stockholders' Equity. The Closing Stockholders' Equity, as determined by the Closing Balance Sheet to be audited by Price Waterhouse LLP will be not less than $1,250,000.

         10.08  Taxes.

                  (a) For purposes of this Agreement, the following definitions shall apply:

         (i)  The  terms  "Tax"  or  "Taxes"  shall  mean  all  taxes,   however
denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profit taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (B) any liability for the payment of amounts referred to in clause (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

         (ii) The terms "Return" or "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

                  (b) Except as set forth in Schedule 10.08, and except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all Returns required to be filed by or on behalf of NCI and each of its subsidiaries have been duly filed on a timely basis (giving account to any extensions obtained) and such Returns are true, complete and correct, (ii) all Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of NCI and each of its subsidiaries under the Internal Revenue Code of 1986, as amended (the "Code") or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Financial Statements, and no other Taxes are payable by NCI or any of its subsidiaries with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any completed tax fiscal year prior to the date of this Agreement, (iii) NCI and each of its subsidiaries has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party, (iv) there are no liens on any of the assets of NCI or any of its subsidiaries with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that NCI or such subsidiary is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, (v) the amount of NCI's and its subsidiaries' liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Financial Statements does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Most Recent Financial Statements, (vi) each of the Financial Statements properly accrues in accordance with generally accepted accounting principles all liabilities for Taxes payable after the date of such Financial Statement attributable to transactions and events occurring prior to such date, and (vii) no liability for Taxes of NCI or any of its subsidiaries has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

                  (c)  Except as set forth in  Schedule  10.08,  NCI has made or will make available to Buyer true, correct and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of NCI or any of its subsidiaries relating to Taxes which have not been fully paid and satisfied by NCI, and (ii) all federal and state income or franchise tax Returns and state and local sales and use Tax Returns for or including NCI or any of its subsidiaries for the periods ended on and after May 31, 1995, 1996 and 1997, excluding from the foregoing such Returns with respect to Taxes the nonpayment of which, individually or in the aggregate, could not reasonably be expected to cause a Material Adverse Effect. Neither NCI nor any of its subsidiaries derives income from any state which is taxable by such state, other than states for which Returns have been duly filed and made available to IFS.

                  (d) Except as disclosed in Schedule 10.08, (i) the Returns of Holdings, NCI and their subsidiaries for the years ending on or after May 31, 1994, 1995, 1996 and 1997 have not been audited by a government or taxing authority, nor is any such tax audit in process, pending or, to Ezelius' knowledge, threatened, (ii) no deficiencies exist or have been asserted (either in writing or verbally) or are expected to be asserted, with respect to Taxes of Holdings, NCI or any of their subsidiaries, and neither Holdings, NCI nor any such subsidiary has received written notice nor expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid, (iii) neither Holdings, NCI nor any of their subsidiaries is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally) against Holdings, NCI, any of their subsidiaries, or any of their assets, and (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Holdings, NCI or their subsidiaries.

                  (e) Neither Holdings, NCI nor any of their subsidiaries has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Holdings, NCI or such subsidiary pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

         10.09 Assets Other than Real Property Interests. Schedule 10.09 contains a listing as of the date of the Most Recent Financial Statements, of all major items of (i) computer equipment, (ii) motor vehicles owned or leased by NCI, (iii) other fixed assets, and (iv) all Liens on the assets of NCI. Such list includes (to the extent available) the year, make, model number, equipment number, serial number and any other information reasonably required to identify each item of equipment. An updated Schedule 10.09 will be delivered with the Closing Financial Statements, such updated schedule to list the items set forth above, determined as of the close of business on the day immediately preceding the Closing Date. The changes reflected in the Closing Financial Statements when compared to the Most Recent Financial Statement will have only those changes which have occurred in the ordinary course of business, except as may otherwise be permitted under this Agreement. Holdings and NCI have and shall have good and valid title to all assets reflected on the Most Recent Financial Statements and Closing Financial Statements and Schedule 10.09, except those assets sold or otherwise disposed of since the date of the Most Recent Financial Statements in the ordinary course of business and not reflected on the Closing Balance Sheet. Such assets will, at Closing, be free and clear of all Liens except (i) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business which are not yet due and payable,
(ii) Liens for taxes that are not due and payable, and (iii) Liens that secure debt owed to BB&T Bank or its Affiliates, and (iv) other Liens set forth on
Schedule 10.09. The Liens described in clauses (i), (ii), (iii) and (iv) above are hereinafter referred to collectively as "Permitted Liens". This Section
10.09 does not relate to real property or interests in real property, such items being the subject of Section 10.10, or to interests in intellectual property, such items being the subject of Section 10.11; however, the defined term "Permitted Liens" shall be applicable to Sections 10.10 and 10.11.

         10.10  Leased Property.

                  (a) NCI does not hold fee ownership or a ground lease in any real property. Schedule 10.10 sets forth a complete list of all real property and interests in real property leased by NCI or any of its subsidiaries (individually, a "Leased Property" and collectively, the "Leased Properties"). NCI has good and valid title to the leasehold estates in the Leased Properties in each case free and clear of all Liens' except (i) Permitted Liens, and (ii) easements, covenants, rights-of-way and other similar encumbrances or restrictions of record which neither prevent or impair NCI's conduct of its business, nor render title unmarketable. NCI shall use its best efforts to obtain estoppel certificates from the landlords of all parcels of Leased Property.

                  (b) NCI subleases a portion of its Charlotte facility and certain furniture to Visual Access Corporation under a sublease which terminates April 30, 1998, and which provides for annual sublease rentals in the amount of $25,884. NCI is not in default with respect to the terms of such sublease, and Ezelius has no reason to believe that all of the basic rentals and additional rentals accrued pursuant to the terms of such sublease will not be paid in full by the subtenant when due.

         10.11  Intellectual Property and Software Rights.

                  (a) Schedule 10.11(a) sets forth a true and complete list of all material patents, trademarks (registered or unregistered), copyrights and applications therefor, owned, used, filed by or licensed to NCI, and all proprietary software programs owned by NCI, including programs under development (collectively, "Intellectual Property").

                  (b) Schedule 10.11(b) lists all software licensed by third parties to NCI, except for agreements relating to off-the-shelf computer software licensed to NCI for use on its own computers (such as, for example, "Windows" or other operating system software and various non-custom application programs).

                  (c) Schedule 10.11(c) lists all software licenses issued by NCI to third parties, and all distribution rights relating to software granted to third parties, excepting only routine licenses or sublicenses granted to end user customers in the ordinary course of business.

                  (d) NCI owns or NCI has the legal right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all Intellectual Property listed in any portion of Schedule 10.11 and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights.

                  (e)  Except  as set forth in  Section  10.11  and  except  for non-exclusive, non-transferrable software licenses granted by NCI to its end-user customers in the ordinary course of business, NCI has not granted any material options, licenses or agreements of any kind relating to its Intellectual Property or the marketing or distribution thereof. Subject to the rights of third parties set forth in Schedule 10.11 and except for Permitted Liens, all Intellectual Property is free and clear of all Liens. NCI is not bound by or a party to any material options, licenses or agreements of any kind relating to the intellectual property of any other person, except for: (i) such agreements or other instruments as may be set forth in Schedule 10.11; (ii) agreements relating to computer software licensed to NCI for its use; and (iii) dealer and distributorship agreements made in the ordinary course of business, pursuant to which NCI, as dealer or distributor, has the right or license, in connection with its activities as a dealer or distributor, to use the trade marks, trade names and other intellectual property of others. Except as set forth in Schedule 10.11, the conduct of the business of NCI as presently conducted does not violate, conflict with or infringe the intellectual property of any other person.

         (f) Except as set forth in Schedule 10.11, (i) no claims are pending as of the date of this Agreement against NCI or any of its subsidiaries by any person with respect to the ownership, validity, enforceability, effectiveness or use of any Intellectual Property and (ii) neither NCI nor any of its subsidiaries has received any communications alleging that NCI has violated any rights relating to intellectual property of any person.

         10.12 Contracts. Except as set forth in Schedule 10.12 or the Most Recent Financial Statements, NCI is not a party to or bound by any:

                  (a) Employment Agreements. Employment agreement other than (i) agreements terminable at will by NCI, or (ii) agreements which terminate by their own terms at or prior to the Closing.

                  (b) Covenants. Covenant of NCI not to compete that materially impairs the operation of the business of NCI as presently conducted.

                  (c) Related Party Contracts. Agreement, contract or other arrangement with (i) Ezelius or (ii) any Affiliate of Ezelius.

                  (d)  Leases.

         (i) Lease, sublease or similar agreement with any person under which NCI is a lessor or sublessor of, or makes available for use to such person, (i) any portion of any Leased Property occupied by NCI; (ii) any other property of NCI, except for agreements providing for the sale or licensing of software to customers in the ordinary course of business.

         (ii) lease or similar agreement with any person under which NCI is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person, with a remaining unpaid obligation in excess of $10,000 for the balance of the term to which NCI is firmly bound.

                  (e) Loan Documents. Agreement, contract or other instrument under which NCI has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or any other note, bond, debenture or other evidence of indebtedness issued to any person in any such case which, individually, is in excess of $10,000.

                  (f) Guaranties. Agreement, contract or other instrument under which NCI has directly or indirectly guaranteed indebtedness, liabilities or obligations of any person (other than endorsements for the purpose of collection in the ordinary course of business), in any such case which, individually, is in excess of $10,000.

                  (g) Security   Agreements.     Agreement,  contract  or  other
instrument granting a security interest, Lien or other Encumbrance upon any asset of NCI other than Permitted Liens.

                  (h) Indemnities. Agreement, contract or other instrument providing for indemnification of any person with respect to material liabilities other than provisions in NCI's certificate of incorporation, by-laws or corporate resolutions relating to indemnification by NCI of its officers and directors to the extent permitted by North Carolina's corporation laws.

                  (i) Other agreements. Other agreement, contract or other instrument to which NCI is a party or by or to which it or any of its assets or business is bound or subject to that has a future liability to any person in excess of $25,000 (computed individually as to each Contract.)

        Except as set forth in Schedule 10.12, to the best knowledge of Ezelius, all agreements, contracts, leases, licenses, commitments or instruments of NCI required to be set forth in the Schedules (collectively, the "Contracts") are valid, binding and in full force and effect and are enforceable by NCI in accordance with its terms. Except as set forth in the Schedules, NCI has performed all material obligations required to be performed by it to date under the Contracts and NCI is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.

         Schedule 10.12 does not include and is not intended to include software
license  agreements,   purchase  orders  or other agreements made with customers
in the ordinary course of business.

         10.13 Litigation. Schedule 10.13 sets forth a list as of the date this Agreement is signed of all pending or threatened lawsuits or claims against NCI. Schedule 10.13 includes, as to each lawsuit, the following information: (i) the names and designations of all parties to the claim or action (ii) the court in which such action is pending and index number or other court file number
(iii) a brief description of the nature of the case and nature of the alleged injury (iv) the amount claimed by the plaintiff in the pleadings and (v) the current status of any settlement negotiations, including the latest offer made by each party. Except as set forth in Schedule 10.13, NCI is not a party or subject to or in default under any material Order. Except as set forth in
Schedule 10.13, to the knowledge of Ezelius, there are no pending or threatened investigations of NCI by any Governmental Entity which, if resulting in entry of any Order, would have a Material Adverse Effect. Ezelius agrees to indemnify IFS and NCI from any Claims made by Alan Bills, whose prior suit (disclosed in Schedule 10.18) was dismissed without prejudice.

         10.14 Insurance. To the best of Ezelius' knowledge, the insurance policies owned and maintained by NCI, that are material to NCI are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments or other payments that may be required under worker's compensation, disability or general liability policies that are not yet, but may be, required to be paid) and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation. Workers compensation and general liability premiums are audited after completion of each policy year. NCI has not been notified in writing or otherwise by any insurance carrier that such carrier denies coverage for any claim which has been made by NCI with respect to such carrier.

              10.15 Benefit Plans.

                       (a) Schedule 10.15 identifies each material employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plan, fund, program, policy, contract or arrangement providing employee pensions or benefits maintained or contributed to by NCI in which any employees or former employees of NCI participates or under which any of them has accrued and remains entitled to any benefits (all such plans, funds, programs, policies, contracts and arrangements being referred to as the "Plans"). NCI has made available to Buyer copies of all written Plans, and all summary plan descriptions for such plans.

                       (b) NCI has not been involved in any transaction that is likely to cause NCI to be subject to liability with respect to a plan subject to Title IV of ERISA (a "Title IV Plan") to which NCI contributed or was obligated to contribute during the six year period ending on the Closing Date under Section 4062 or 4069 of ERISA. NCI has filed all required returns and reports with the Department of Labor and with the Internal Revenue Service, as required by all laws and regulations applicable to the Plans. NCI has not incurred any material liability under Title IV of ERISA that is likely to become or remain a liability of NCI or Buyer after the Closing Date.

                       (c) Except as set forth in Schedule 10.15, (A) all contributions and deposits of employee' elective deferrals to the Plans that may have been required to be made in accordance with ERISA or the Code have been timely made, (B) there has been no application for or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Plan and (C) no Plan maintained by NCI has an "accumulated funding deficiency" within the meaning of Section 412 (a) of the Code as of the most recent plan year.

                       (d) To the best knowledge of Ezelius, each of NCI's retirement plans has been the subject of a determination letter from the Internal Revenue Service to the effect that such retirement plan is qualified and exempt from Federal income taxes under Sections 401 and 501, respectively, of the Code, and such determination letters have not been revoked nor, to the knowledge of Ezelius, has revocation been threatened.

                       (e) To the best knowledge of Ezelius, neither NCI, nor any of the Plans, any trust created thereunder or any trustee or administrator thereof, has knowingly engaged in a transaction in connection with which NCI is likely to be subject to either a material liability or a material civil penalty assessed pursuant to Sections 409 or 502(i) or (1) of ERISA, or a material tax imposed pursuant to Section 4975 of the Code. Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code. Except as disclosed on
Schedule 10.15, there are no material pending or, to the knowledge of Ezelius, threatened claims against any of the Plans, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). NCI is in compliance with all reporting and disclosure obligations imposed by ERISA and the Code with respect to all of its Plans. Ezelius is not aware of any fact or circumstance that would afford a basis for the Internal Revenue Service to disqualify any Plan which is a pension benefit plan, as defined in ERISA.

              10.16 Absence of Changes or Events. Since the date of the Most Recent Financial Statements, there has not been any Material Adverse Change in the business, assets, financial condition or results of operations of NCI, taken as a whole, other than changes relating to United States or foreign economies in general or the banking/financial institution software industry in general, and not specifically relating to NCI.

              10.17 Compliance with Applicable Laws.

                     (a) General Laws. Except as set forth in Schedule 10.17(a), NCI is in compliance with all applicable Laws, including those relating to occupational health and safety, except for instances of noncompliance that, individually or in the aggregate, would not have a Material Adverse Effect. NCI has not received any written communication since January 1, 1992 from a Governmental Entity that alleges that NCI was or is not in compliance in any material respect with any Law except where such noncompliance would not have a Material Adverse Effect.This Section 10.17(a) does not relate to environmental matters, which are the subject of Section 10.17(b), Benefit Plans, which are the subject of Section 10.15, employee and labor matters, which are the subject of Section 10.18, or taxes, which are the subject of Section 10.08.

                     (b) Environmental Laws. Except as set forth in Schedule 10.17(b):

         (i) NCI has not received any written communication from a Governmental Entity that alleges that NCI is not in compliance, in any material respect, with Environmental Laws (as defined below), except where such noncompliance would not have a Material Adverse Effect.

         (ii) NCI has obtained all permits, licenses and governmental authorizations that are required for NCI to conduct its businesses under Environmental Laws ("Environmental Permits"). NCI has been, and presently is in compliance with Environmental Laws and the terms of any Environmental Permits, except for any noncompliance with Environmental Laws and/or Environmental Permits that would not have a Material Adverse Effect.

         (iii) Hazardous Substances (as defined below) have not been transported, generated, stored or disposed of by NCI from, at, on or under any Leased Property during the period of time such Leased Property was occupied by NCI, in a manner or in quantities or concentrations that would violate any Environmental Law or Environmental Permit, except to the extent that such violations would not have a Material Adverse Effect. For purposes of this Agreement, "Hazardous Substance" means and includes those substances deemed hazardous, toxic or a pollutant under any Environmental Law (defined below), including without limitation, asbestos or any substance containing asbestos in friable condition, the group of organic compounds known as polychlorinated biphenyls, gasolene, kerosene, diesel fuel, lubricating oils, any petroleum-based product, gasolene-based product, any product containing constituents of gasolene or petroleum, flammable explosives, radioactive materials, chemicals known or believed to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related substances and any items included in the definition of hazardous or toxic waste, materials or substances under any Environmental Law. "Environmental Laws" collectively means and includes any present local, state and federal law relating to the environment and environmental conditions including without limitation, the Resource Conservation and Recovery Act of 1986 ("RCRA"), 42 U.S.C. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. 5101, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 741 et seq., the Clean Water Act, 33 U.S.C. 401 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., and any regulations promulgated under any of the foregoing statutes.

         (iv) NCI has received no notice of any currently pending or currently threatened environmental claims against any Leased Property or NCI that would have a Material Adverse Effect or which alleges that NCI is responsible or potentially responsible to clean up or pay the costs of cleanup of any Hazardous Substances.

         (v) NCI has not entered into any agreement obligating NCI to pay any cleanup costs, nor has NCI entered into any agreement in connection with its business that may now, or in the future, require it to pay, reimburse, guaranty, indemnify or hold harmless any person for or against environmental liabilities and costs, except to the extent that any of the foregoing may be contained in existing lease agreements relating to the Leased Properties.

         (vi) Ezelius has given Buyer access to all of NCI's records and files concerning environmental compliance, including, without limitation, all environmental audits and/or environmental assessment reports pertaining to any parcel of the Leased Property and NCI's operations at or on any parcel of the Leased Property.

              10.18 Employee and Labor Matters. Except as set forth in Schedule 10.18: (i) there is not now pending, nor since January 1, 1996, has there been, any labor strike, work stoppage or lockout pending against NCI; (ii) there is no unfair labor practice charge or complaint against NCI pending, or, to the knowledge of Ezelius, threatened, before the National Labor Relations Board; and
(iii) there are no pending, or, to the knowledge of Ezelius, threatened, grievances against NCI as to which there is a reasonable probability of adverse determination and that, if so determined, individually or in the aggregate, would have a Material Adverse Effect.

              10.19 No Undisclosed Liabilities. Except for (i) liabilities set forth in the various schedules to this Agreement, (ii) liabilities disclosed in the Most Recent Financial Statements, and (iii) trade payables and accrued expenses in the ordinary course of business after the date of the Most Recent Financial Statements, NCI does not now, and as of the Closing Date will not have, any liabilities or obligations, fixed, accrued, contingent, assumed or otherwise, and whether due or to become due.

              10.20 Information Supplied. None of the information supplied to IFS in connection with its due diligence contains any untrue statements of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

              10.21 Holdings to be Debt Free. Upon completion of the transactions pursuant to which Holdings is redeeming certain shares of stock from security interests (pledges) held by Mssrs. James Hassan, Richard Schein, Herman Ziegler and John Collins, Holdings shall have no liabilities or indebtedness of any kind, and NCI shall have no liabilities of any kind to such former shareholders, including without limitation any obligations under any contract or covenant with any of the aforementioned individuals.

         SECTION 11. FURTHER REPRESENTATIONS AND WARRANTIES OF EZELIUS. Ezelius further represents and warrants to IFS as follows:

              11.01 Execution. This Agreement has been duly authorized executed and delivered by Ezelius and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Ezelius, enforceable against him in accordance with its terms.

              11.02 No Conflicts. The execution and delivery of this Agreement by Ezelius does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by Ezelius will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Holdings or NCI under any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Holdings or NCI is a party.

              11.03 The Shares. Ezelius has good and valid title to the shares in Holdings to be delivered to IFS hereunder, free and clear of any Liens except the lien of a certain pledge (security interest) held by John Collins pursuant to various agreements dated on or about October 24, 1995 which will be removed at or prior to the Closing. Holdings has good and valid title to all 4,400,000 shares of class A voting common stock in NCI owned of record by Holdings, free and clear of any Liens, except the liens of certain pledges (security interests) held by James Hassan, Richard Schein and Herman Ziegler pursuant to various agreements dated on or about April 23, 1993, all of which will be removed at or prior to the Closing.

         SECTION 12.  COVENANTS OF EZELIUS.

              12.01 Access. Prior to the Closing, Ezelius shall cause NCI to give Buyer and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of NCI; provided, however, that such access does not unreasonably disrupt the normal operations of NCI. Nothing set forth herein shall require any employee of NCI to provide any information regarding NCI in any other format or otherwise to manipulate or reconfigure any data regarding NCI's business, business prospects, assets, financial performance or condition or operations.

              12.02 Ordinary Course of Business. With such exceptions as are (i) expressly permitted by the terms of this Agreement, or (ii) consented to in writing by IFS, from the date hereof to the Closing, the business of NCI shall be conducted in the ordinary course in substantially the same manner as presently conducted. NCI shall make all reasonable efforts consistent with past practices to preserve existing relationships with customers, suppliers and others with whom NCI deals. Except (i) as permitted by this Agreement, or (ii) approved in writing by IFS, Ezelius shall not cause or allow NCI to do any of the following:

         (a) amend its certificate of incorporation or by-laws, or comparable governing instruments;

         (b) redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock, except for shares issued to employees who have exercised stock options previously disclosed in Schedule 10.05 hereof.

         (c) adopt or amend in any material respect any Plan, except as required by law;

         (d) grant to any executive officer or employee any increase in compensation or benefits, except for individual raises granted to non-executive staff in the ordinary course to meet competitive conditions relating to employee retention;

         (e) incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness;

         (f) permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever which would have been required to be set forth in Schedule 6.09 if existing on the date of this Agreement;

         (g) loan or advance any amount to, or sell, transfer or lease any of its assets to any shareholder or any of their Affiliates.

         (h) make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

         (i) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, individually or in the aggregate, to NCI;

         (j) make or incur capital expenditures that exceed $10,000 for any one item, or in the aggregate (net of proceeds from sales of assets) exceed Twenty Five Thousand Dollars ($25,000);

         (k) sell, lease or otherwise dispose of any of its assets that are material, individually or in the aggregate, to NCI, other than Inventory sold or licensed to customers in the ordinary course of business;

         (l) enter into or renew, extend or modify any lease of real property;

         (m) enter into any written employment agreement with any employee, except with IFS' written consent; or

         (n) agree, whether in writing or otherwise, to do any of the foregoing.

              12.03  Final Tax Returns; Audit of Prior Year Returns.

         (a) If any audit of any tax returns filed by Holdings and/or NCI with respect to tax years ending prior to the Closing Date results in the assessment of any taxes against Holdings and/or NCI, then Ezelius shall pay such taxes and shall indemnify and hold Holdings, NCI and/or IFS harmless therefrom, unless such liability results from actions taken by or at the direction of IFS after the Closing.

         (b) The income tax returns for NCI and Holdings for the period including the Closing Date shall be prepared by Price Waterhouse LLP who shall sign the acknowledgement of such return(s) as tax preparer, and shall be transmitted (together with all tax working papers relied upon and used to prepare such tax returns) to Urbach Kahn & Werlin, P.C. for inclusion in the consolidated returns of IFS.

         12.04 Satisfaction of Certain Indebtedness. At or prior to the Closing, Holdings shall pay such sums to Mssrs. Hassan, Schein, Ziegler and Collins as may be necessary to cause them to release any and all pledged shares of NCI and Holdings, and to fully satisfy any obligation owed by NCI and/or Holdings to such aforementioned individuals, such that, upon completion of the closing of the merger set forth herein, both NCI and Holdings shall have absolutely no debt or obligation whatsoever to any of the aforementioned individuals, including without limitation any obligation under any purchase agreement or covenant not to compete.

        SECTION 13. REPRESENTATIONS AND WARRANTIES OF IFS. IFS hereby represents and warrants to Holdings and Ezelius as follows:

              13.01 Authority. IFS is a corporation validly existing and in good standing under the laws of the State of Delaware. IFS has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. All acts and other proceedings required to be taken by IFS to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly authorized, executed and delivered by IFS and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of IFS, enforceable against IFS in accordance with its terms.

              13.02 No Conflicts; Consents. The execution and delivery of this Agreement by the IFS does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof by the IFS will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of (i) the certificate of incorporation or by-laws of IFS or the comparable governing instruments of any subsidiary of IFS, (ii) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which IFS or any subsidiary of IFS is a party or by which any of their respective properties or assets are bound, or (iii) any Order applicable to IFS or any subsidiary of IFS other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of IFS to consummate the transactions contemplated hereby and perform all its obligations hereunder. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to IFS or any of its subsidiaries or Affiliates in connection with the execution, delivery and performance of this Agreement or the performance by IFS of its obligations hereunder.

              13.03 Actions and Proceedings, etc. There are no (i) outstanding Orders against IFS or any of its Affiliates, (ii) lawsuits, actions or proceedings pending or, to the knowledge of IFS, threatened against IFS or any of its Affiliates or (iii) investigations by any Governmental Entity that are, to the knowledge of IFS, pending or threatened against IFS or any of its Affiliates, which have or could have a material adverse effect on the ability of IFS to consummate the transactions contemplated hereby and perform all its obligations hereunder.

         SECTION 14. MUTUAL COVENANTS. Each of the parties covenants and agrees as follows:

              14.01 Consents. The parties hereto mutually agree to cooperate with each other in obtaining all consents that may be required in connection with this transaction, including consents from private third parties and from Government Entities.

              14.02 Cooperation. After the Closing, upon reasonable written notice, IFS on the one hand, and Ezelius, on the other hand, shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to NCI as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment. No party shall be required by this Section 14.02 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt the normal operations of NCI or IFS.

              14.03 Publicity. Holdings and Ezelius agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by either of them without the prior consent of IFS (which consent shall not be unreasonably withheld). Likewise, IFS agrees to use all diligent efforts to provide Ezelius with advance knowledge of any public announcements and an opportunity to make comments thereon, but Ezelius acknowledges that IFS is subject to certain securities laws and regulations which require timely release of certain information to the public in connection with transactions of the type envisioned by this Agreement.

              14.04 Further Assurances. From time to time, as and when requested by either party hereto, the other party shall use all reasonable efforts to execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

         SECTION 15.  TERMINATION.

              15.01 Right to Terminate. Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

                       (a) mutual consent - by mutual written consent of Holdings, Ezelius, Acquisition Sub and IFS; or

                       (b) by Ezelius - by Ezelius or Holdings if any of the conditions set forth in Section 9.02 shall have become incapable of fulfillment, and shall not have been waived by Ezelius; or

                       (c) by IFS - by IFS if any of the conditions set forth in
Section 9.01 shall have become incapable of fulfillment, and shall not have been waived by IFS; or

                       (d) by either party - by any party if the Closing does not occur within sixty (60) days after this Agreement has been executed.

                       (e) The right of any party to terminate pursuant to subsections (b) or (c) is dependent upon such party not being in breach in any material respect of any of its material representations, warranties, covenants or agreements contained in this Agreement, and with respect to subsection (d) not having been a material cause of the delay of the Closing.

              15.02 Notice of Termination; Return of Documents; Confidentiality. In the event of termination by a party pursuant to this Section 16, written notice thereof shall forthwith be given to the other(s) and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

                       (a) Each party shall return to the other, all documents and other material (including all copies thereof, whether maintained in hard copy, on computer disk or on computer hard drive) received from such other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

                       (b) all confidential information received by the parties with respect to the business of the other parties shall be treated in accordance with the existing written Confidentiality Agreement, which shall remain in full force and effect if this Agreement is terminated prior to Closing.

              15.03 Provisions Which Survive Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become void and of no further force or effect, except for all provisions hereof relating to the obligation of the parties to return and/or to keep confidential information and data obtained by such party, (ii) Section 18 relating to certain expenses, (iii) Section 14.03 relating to publicity, and (iv) Section 22.04 relating to finder's fees and broker's fees. Nothing in this Section shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by the other party of its obligations under this Agreement.

         SECTION 16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

                       (a) The representations, warranties, covenants and indemnifications made by Holdings and Ezelius under this Agreement shall survive the Closing for a period of three (3) years after the Closing Date, except: (i) that the representations, warranties, covenants and indemnifications made by Holdings and Ezelius which relate to Taxes shall survive the closing for a period of six (6) years after the due date for filing NCI's federal income tax return for the current fiscal year; and (ii) the indemnification relating to the JetForm litigation shall continue until such matter is finally settled or proceeds to final judgment as provided in subsection 17.01(b).

                       (b)  The  representations,   warranties,   covenants  and
indemnifications made by IFS under this Agreement shall survive the Closing for a period of three (3) years.

                       (c) The  confidentiality  covenant  in  subsection  15.02
shall,  if  the Closing  shall fail to occur,  survive  for a  period  of  three
(3)  years  after  execution  of this Agreement.

         SECTION 17. INDEMNIFICATION AND PROCEDURES RELATING TO THE ESCROWED SHARES.

              17.01  Indemnification by Ezelius:

                       (a) In General. Subject to the dollar limit or "cap" set forth in subsection 17.01(c), and pursuant to the conditions set forth herein, Ezelius agrees to indemnify, defend and hold harmless IFS from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and reasonable expenses and including, without limitation, interest, penalties and reasonable attorneys fees and disbursements (collectively "Claims"), asserted against or imposed upon or incurred by IFS after the Closing, and (i) resulting from or by reason of any facts constituting a material breach of any representation, warranty, or covenant of Holdings and Ezelius contained in this Agreement,and (ii) any Claim for Taxes relating to NCI's and Holdings' Returns for years ending prior to the Closing Date, but only to the extent that such Claim for Taxes exceeds any reserves for Taxes set forth on the Most Recent Financial Statements.

                       (b) JetForm Litigation. Subject to (i) the dollar limit or "cap" set forth in subsection 17.01(c), and (ii) further subject to IFS' obligation to assume or absorb the first $100,000 of such amount, Ezelius agrees to indemnify, defend and hold harmless IFS and NCI from and against all Claims asserted against or imposed upon or incurred by NCI or IFS as a result of the existing legal action pending against NCI and generally known as the JetForm litigation. Such indemnification shall continue until such time as the JetForm litigation is finally settled in writing, or until such time as a judgment or verdict has been rendered in the JetForm litigation, and the time within which any party may appeal such judgment or verdict shall have expired, or, if an initial appeal is taken, the time within which to further appeal shall have expired. The JetForm indemnification is not subject to the three (3) year time limitation otherwise applicable to litigation-related Claims. The parties agree that costs and expenses incurred in the defense of such litigation may be paid by NCI after the Closing (including attorneys' fees and disbursements), but all of such costs and expenses shall be applied against the first $100,000 of expense and risk being borne by IFS. Thus, for example, if the defense costs paid by NCI after the Closing amounted to $40,000, only the first $60,000 of any adverse judgment or settlement would be borne by IFS, and amounts thereafter would be indemnified by Ezelius.

                       (c) Dollar Limit or Cap. Except as set forth below, in no event shall the aggregate of all amounts paid by Ezelius to IFS and/or NCI by reason of any one or more material breaches of any warranties or representations made by Holdings and/or Ezelius in this Agreement exceed the aggregate dollar limit or "cap" of Five Hundred Thousand Dollars ($500,000). The only exceptions to this $500,000 absolute limit are (i) claims arising by reason of Ezelius' failure to deliver clear title free of all Liens on his 1,257,143 shares in Holdings, or Collins' 3,142,857 shares in Holdings, or any of Holdings' 4,400,000 shares in NCI, and (ii) any purchase price adjustment made under subparagraph 4(c)(ii) by reason of the fact that the Closing Stockholders' Equity is less than $1,250,000. The value of any shares taken from escrow to satisfy any breach of warranty or representation (computed based upon the closing price for the 15 days prior to the date such shares were delivered from escrow) shall be applied to reduce the $500,000 limit.

              17.02 Indemnification by IFS. IFS shall indemnify and hold harmless Ezelius against any Claims sustained or suffered by Ezelius arising from a material breach of any representation, warranty or covenant of IFS contained in this Agreement.

              17.03  Registration of Shares; Escrowed Shares.

                       (a) (i) Registration of All Shares. Subject to the provisions of clause (ii) below, IFS agrees to register all 87,094 of the shares of Preferred Stock being issued as merger consideration at the Closing. IFS agrees to contact its SEC attorneys within three (3) business days after the Closing to initiate the SEC registration process, and to prosecute such SEC registration diligently to conclusion. IFS agrees to pay all legal fees, filing fees and other costs and expenses associated with the registration of such 87,094 shares. Both IFS and Ezelius agree to cooperate in the registration process, and to supply all information and copies of all documents that may be required by counsel and/or by the SEC in connection with such registration process.

                           (ii) Duke's  Consent.   Pursuant  to  the  terms  and
conditions of the underwriting agreement with Duke and Company ("Duke") by which IFS registered its initial issuance of Preferred Stock, IFS is not allowed to grant any further registration rights with respect to the Preferred Stock until February 28, 1999, without the consent of Duke. IFS has obtained such consent, a copy of which shall be provided to Ezelius at Closing.

                           (iii) Limitations on Sale ("Selling  Schedule").
Ezelius hereby covenants and agrees that, after the SEC registration process set forth above is complete, Ezelius will not sell more than Fifteen Thousand (15,000) shares in the 60-day calendar period beginning on February 2, 1998, and no more than ten thousand (10,000) shares in any 60-day period thereafter. The above selling schedule is intended to be cumulative, such that if Ezelius sells less than 10,000 shares in any 60-day calendar period, he may roll the unused portion forward into the next 60-day calendar period. Thus, for example, if Ezelius sold 8,000 shares in any 60-day calendar period, he would be entitled to sell 12,000 shares in the following 60-day calendar period. Notwithstanding the foregoing cumulative feature, in no event shall Ezelius sell more than 15,000 shares in any single 60-day period, without the permission of Duke. Ezelius also acknowledges that there are certain time periods when securities laws restrict the sale of shares by directors and/or other insiders, and Ezelius covenants and agrees not to sell or attempt to sell shares during any such "quiet period" when the sale of shares is restricted by any federal or state securities law, rule, regulation or order. IFS agrees to use reasonable to cause its SEC attorneys to provide Ezelius with a copy of the laws and regulations which so restrict the sale of shares within 15 days after the date of the closing. Ezelius further agrees to open an account with Duke, and to deposit all IFS Preferred Stock which is not pledged with the Escrow Agent, into such Duke account for a minimum period of one (1) year from the Closing Date and to only sell such stock during such one-year period from such Duke account.

                       (b) Fifty-Nine Thousand Twenty-Four (59,024) shares of the IFS Preferred Stock being distributed to Ezelius at Closing shall be registered in his name on the books of IFS' transfer agent. The remaining Twenty - Eight Thousand Seventy (28,070) shares of IFS Preferred Stock being distributed to Ezelius at the Closing and certain of the earn-out shares issued to Ezelius under subsection 4(c)(iii) shall be pledged to IFS to secure the various warranties, representations and covenants made by Ezelius herein, and to further secure any purchase price adjustment made under subsection 4(c)(ii) by reason of the Closing Stockholders' Equity amounting to less than $1,250,000. All pledged shares of Preferred Stock shall be delivered to an escrow agent mutually agreeable to the parties (the "Escrow Agent") such shares to be accompanied by duly endorsed assignments of stock (stock powers) endorsed in blank by Ezelius. The escrowed shares shall be subject to the following terms and conditions:

                           (i) Escrow for JetForm litigation.  Fourteen Thousand
Thirty-Five (14,035) shares of Preferred Stock having an approximate value of $100,000 shall be pledged to secure Ezelius' indemnification obligations with respect to the so called "JetForm litigation" as set forth in subsection 17.01(b) hereof. Such $100,000 worth of stock shall continue to be held in escrow until such time as the JetForm litigation is settled or until a final judgment is rendered and the time within which any party may appeal such judgment has expired. If the settlement or final judgment results in an obligation to pay JetForm a sum in excess of $100,000, then an amount of shares of Preferred Stock having a value equal to the amount of such excess shall be delivered by the Escrow Agent to IFS, with any remaining shares being delivered to Ezelius. If the settlement or final judgment results in an obligation to pay JetForm a sum which, when added to the expenses incurred after the Closing Date in defending the JetForm litigation, amounts to less than $100,000, then all shares escrowed pursuant to this subsection 17.03(b)(i) shall be promptly returned to Ezelius.

                           (ii) General Indemnification.  An additional Fourteen
Thousand Thirty-Five (14,035) shares of Preferred Stock having an approximate value of $100,000 shall be pledged and delivered to the Escrow Agent to secure IFS as to Ezelius' indemnification obligations for any material breach of warranties,representations and covenants and also for Tax Claims as set forth in subsection 17.01(a) hereof. If no Claim for indemnification arises within three
(3) years after the Closing Date, then such shares shall be returned to Ezelius. If one or more Claims (excluding the JetForm matter) arises during such three
(3) year period, then an amount of shares equal to the full amount of the Claim (including in the case of litigated claims, any interest accrued and to be accrued, and any other costs sought by the claimant or plaintiff) shall continue to be held in escrow until such time as such Claim(s) are either settled or a final judgment or award is rendered, and the time within which any party may appeal such award or judgment has expired. If any such settlement or judgment results in a sum payable to the claimant or plaintiff, then shares having a value equal to the amount of such settlement or judgment shall be released from escrow and paid over to IFS, and any remaining shares shall be either: (A) continued to be held by the Escrow Agent, if the three year escrow period has not yet expired; or (B) delivered to Ezelius if such three year period has expired and there are no further pending Claims. It is understood and agreed that any such Claims against Ezelius shall first be applied against Ezelius' escrowed shares pursuant to this subsection 17.03(b)(ii).

                           (iii) Earn-out  shares.  Any  earn-out  shares  which
become due under the provisions of subsection 4(c)(iii) hereof shall be delivered (together with executed stock powers) to the Escrow Agent, to be held to secure Ezelius' indemnification obligations under subsection 17.01(a) hereof, until such time as the total value of all shares of IFS Preferred Stock delivered to the Escrow Agent under this subsection 17.03(b)(iii) shall have reached $200,000. If no Claim for indemnification arises within six (6) years after the due date for filing NCI's tax returns for the year which includes the Closing Date, then such shares shall be returned to Ezelius. If one or more Claims arises during such six year period, then an amount of shares equal to the full amount of the Claim (including any interest and/or penalties assessed by the taxing authority) shall continue to be held in escrow until such time as such Claim(s) are either settled or a final assessment or judgment is rendered, and the time within which any party may appeal such assessment or judgment has expired. If any such settlement, assessment or judgment results in a sum payable to the taxing authority, then shares having a value equal to the amount of such settlement, assessment or judgment shall be released from escrow and paid to the taxing authority, and any remaining shares shall be either: (A) continue to be held by the Escrow Agent, if the six year escrow period has not yet expired; or (B) delivered to Ezelius if such six year period has expired and there are no further pending Tax Claims.

                       (c) Notwithstanding that shares are being held in escrow, Ezelius may, at any time that such shares are saleable under the federal and New York State securities laws, request that shares held in escrow be sold. If IFS determines that the escrowed shares are within the selling schedule limits set forth in subsection 17.03(a)(iii) above and that sale of such shares is not restricted by statute or any SEC rule, then IFS shall direct the escrow agent to deliver such shares to a broker named by Ezelius for sale in an open market transaction, provided however that the net proceeds of such sale (less any personal income taxes owed by Ezelius as a result of such sale) shall be redelivered by the broker to the Escrow Agent, with the proceeds to serve as continuing security for the same obligations for which the shares sold originally stood.

                       (d) If IFS seeks indemnification from Ezelius for any Claims subject to indemnification under this Agreement, IFS shall notify Ezelius and the Escrow Agent in writing, the notice to comply with the provisions of
Section 20 hereof. If Ezelius agrees that the Claim is justly due, an amount of shares having a value equal to the value of the Claim (based upon the average closing price of the shares for the preceeding 15 trading days)shall be released from escrow and returned to IFS. If Ezelius disputes the Claim, the procedures of Section 17.04 shall apply with respect to the defense and settlement of such Claim. In such event, however, the escrowed shares shall remain in escrow and shall not be released to IFS or Ezelius until disposition of the Claim.

                       (e) At such time as all indemnified Claims are finally resolved, the shares so held shall be distributed between IFS and Ezelius (i) in the case of a settlement, in accordance with any mutual written direction given to the Escrow Agent by the parties (ii) in the case of a judgment on a direct Claim rendered in favor of IFS or, in the case of a third party Claim, a judgment in favor of the third party claimant against IFS or NCI, when such judgment becomes final and non-appealable, the Escrow Agent shall pay the amount of the judgment and all other indemnified costs to IFS,or (iii) if the parties are successful in the defense of such claim, the expenses of the defense shall be paid from the escrowed IFS shares and any remainder shall be returned to Ezelius.

                       (f)  All  fees  and  out-of-pocket   costs  and  expenses
incurred by the Escrow Agent in administering the escrow shall be borne by IFS.

                       (g) The escrowed shares are intended to partially secure Ezelius' indemnification obligations hereunder, but Ezelius' indemnity obligations shall not be limited to the value of such pledged securities, and IFS may pursue all such other rights and remedies it may have against Ezelius with respect to indemnified Claims, subject to the dollar cap set forth in subsection 17.01(c).

              17.04  Procedures for Defense and Settlement.

                       (a) Whenever any Claim shall arise for indemnification under this Agreement, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") and the Escrow Agent of the Claim. The notices shall be sent to the addresses specified in Section 20. The notice shall (i) contain a brief description of the facts constituting the Claim, (ii) set forth the amount of the Claim (or an estimate thereof if the amount is not known or ascertainable with reasonable certainty), and (iii) have attached thereto a copy of any summons, complaint or other process that was served upon the Indemnified Party. The Indemnified Party shall give the Indemnifying Party written notice of the commencement of any legal action within fifteen (15) days after receipt of the summons or other legal process commencing such action, but failure to notify the Indemnifying Party within the above time limit shall discharge the Indemnifying Party from its liabilities and obligations hereunder only if and to the extent that the Indemnifying Party is prejudiced thereby.

                       (b) (i) IFS Indemnifying Ezelius. Where IFS is the Indemnifying Party, IFS shall assume the defense of the Claim, at its own expense and with counsel of its own choosing. Where such indemnified Claim involves a third party, IFS may settle such Claim without the necessity of obtaining the consent of Ezelius provided that IFS obtains written releases from all holders of such Claim in connection with such settlement, which releases are distributable to Ezelius upon the execution of the settlement documents, and are not to be held in escrow pending installment payment or other future performance by IFS. All other settlements made with respect to any indemnified Claims in which Ezelius is a defendant shall require his consent.

                            (ii)  Indemnifying   IFS.   Where   Ezelius  is  the
Indemnifying Party, then Ezelius may select counsel and shall pay for and assume control of the defense of the Claim, but Ezelius may not settle any such Claim without obtaining IFS' consent.

         SECTION 18.  PAYMENT OF CERTAIN EXPENSES.

              (a) If the transactions called for in this Agreement do not close, then all professional fees and expenses of IFS related to this Agreement and all transactions contemplated hereunder shall be borne and paid by IFS, and all professional fees and expenses of Ezelius, Holdings and NCI related to this Agreement and the transactions contemplated hereunder shall be borne and paid by NCI or Ezelius.

              (b) If the transactions envisioned by this Agreement do close, then:

         (i) IFS shall be responsible for its legal, accounting and other professional fees and expenses which relate to the negotiation, preparation and execution of this Agreement, and the Closing of the transactions contemplated hereunder, and

         (ii) NCI will pay the expenses incurred in auditing the Closing Balance Sheet, up to a maximum of $ 32,000, with the remainder of such expenses to be borne by IFS.

         (iii) NCI shall pay the expenses of the attorneys, accountants and other professionals for services rendered in representing Holdings and Ezelius, as well as all expenses incurred in preparing NCI's and Holdings' final tax returns.

              (c) IFS shall be responsible to order and pay for such searches of the public records for UCC-1 financing statements, judgments, tax liens and other Liens as IFS may deem appropriate. In the event that any search discloses liens beyond (i) Liens expressly stated herein to be satisfied at Closing and
(ii) Permitted Liens, then the expenses of filing or recording documents necessary to satisfy such liens shall be borne by Ezelius.

              (d) In the event of any litigation involving this Agreement, if any party succeeds in establishing that any other party committed a material breach of this Agreement, the prevailing party shall be entitled to an award of attorneys' fees and disbursements, in such amount as may be set by the court or other tribunal determining the outcome of such claim proceeding.

         SECTION 19. AMENDMENTS AND WAIVERS. No amendment, modification or supplement to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto. Any waiver of this Agreement shall not be effective unless made in a writing signed by the party against whom the enforcement of such waiver is sought. A waiver given in any case shall only apply to that particular act or omission, and shall not be effective as to further acts or omissions, regardless of whether they be of the same or similar nature.

         SECTION 20. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand; (ii) sent by prepaid telex, cable or facsimile confirmed by first class mail; or (iii) sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or facsimiled, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

         If to Ezelius or Holding:                  If to IFS:

         Per Olof Ezelius                           IFS International, Inc.
         c/o Network Controls                       Rensselaer Technology Park
           International                            300 Jordan Road
         Nine Woodlawn Green, Suite 120             Troy, New York  12180
         Charlotte, NC  28217-2202

         with a copy to:                            with a copy to:

         Joseph D'Amico, Esq.                       Roland M. Cavalier, Esq.
         Blair Conaway Bograd                       Harris Beach & Wilcox, LLP
         & Martin, P.A.                             20 Corporate Woods Boulevard
         221 S. Tryon Street                        Albany, New York  12211-2391
         Charlotte, North Carolina 28202

         Any party may change address for receipt of notice by written notice to the other party.

         SECTION 21. Bank Credit Line. The parties acknowledge that Ezelius and John Collins have personally guaranteed a credit line from BB&T Bank in the principal amount of $600,000 for the benefit of NCI on which interest is payable monthly, with a final maturity date of October 15, 1998. IFS agrees to use its best efforts to secure the release of the personal guaranties of Ezelius and John Collins from such credit line promptly after Closing. If IFS is not able to secure such releases, then IFS will indemnify Ezelius and John Collins from any obligation they may incur to BB&T Bank and its successors and assigns as guarantors of the NCI credit facility.

         SECTION 22.  Construction and miscellaneous.

         22.01  Interpretation; Exhibits and Schedules.

              (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement.

              (b) Various disclosures made by Holdings, NCI or Ezelius are set forth on the schedules to this Agreement. Schedules may either be annexed to this Agreement or separately bound in a booklet of Schedules. In either case, all information set forth on any schedule, whether such schedule is attached hereto or separately bound, shall be deemed incorporated in and made a part of this Agreement, as if set forth fully in the body of this Agreement. Unless otherwise specifically stated in the text of the section to which such schedule relates, and until updated Schedules are delivered at Closing, the various Schedules are intended to speak as of the date this Agreement is signed. In addition, all such schedules shall be amended as of the Closing, so that they shall include all intervening information and shall continue to be true and correct as of the closing date. The amended schedules may likewise be attached hereto or set forth in a separately bound disclosure booklet, but shall for all purposes be deemed to be a part of this Agreement. If any agreement, document or other item of disclosure would be properly set forth on more than one schedule, the inclusion of such information on any one schedule shall be deemed to be sufficient disclosure, and it shall not be necessary to repeat such disclosure on any other schedules which also pertain to the same subject matter.

         22.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to IFS and Ezelius. Any counterpart which has been signed by all parties may be introduced into evidence in any action or proceeding without having to produce or account for the others. Likewise, the existence of this Agreement may be proved by the introduction into evidence of separately signed counterparts, so long as substantially identical copies have been signed by all parties.

         22.03. Entire Agreement. This Agreement (including the schedules hereto) and the Confidentiality Agreement contain the entire agreement and understanding between the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements and understandings relating to such subject matter, except that if the Closing fails to occur, the Confidentiality Agreement continues in full force and effect. IFS shall not be liable or bound to Ezelius, nor shall Ezelius be bound to IFS in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Confidentiality Agreement.

         22.04. Brokers. Ezelius and IFS shall each respectively be solely responsible for all fees, expenses and other costs payable to, or incurred by, brokers or finders that have acted for such party in connection with this Agreement or the transactions contemplated hereby, including any brokerage fee, finder's fee or commission in respect thereof.

         22.05. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

         22.06. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party hereto without the prior written consent of the other parties hereto. Any attempted assignment in violation of this Section shall be void.

         22.07. No Third Party Beneficiaries. The parties mutually acknowledge and agree that this Agreement is intended for their exclusive benefit, and that neither party intends that there be any third party beneficiaries to any of the provisions of this Agreement.

         22.08. Governing Law. Except to the extent that compliance is required with the merger statutes of the State of North Carolina, this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         22.09. Binding Effect and Legal Construction. This Agreement shall bind and inure to the benefit of the parties, their respective heirs, executors, administrators, other personal representatives, and successors and assigns. If any parts of this Agreement are found to be void or unenforceable, the remaining provisions shall nevertheless be binding with the same effect as though the void parts were deleted. In construing this Agreement, feminine pronouns shall be substituted for those masculine in form (and vice versa), and plural terms shall be substituted for singular and singular for plural, in any place where the context so requires.

              [The balance of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed.

                                IFS INTERNATIONAL, INC.




Dated:  January 30, 1998        By: /s/ Frank Pascuito
        ___________                 __________________________
                                     Frank Pascuito


                                NCI ACQUISITION CORP.


Dated:  January 30, 1998        By: /s/ Frank Pascuito
        ___________                 ______________________________
                                     Frank Pascuito


                                NCI HOLDINGS, INC.


Dated:  January 30, 1998        By:  /s/ Per Olof Ezelius
        ___________                 _________________________________
                                     Per Olof Ezelius, Chairman & CEO


Dated:  January 30, 1998        By:  /s/ Per Olof Ezelius
        ___________                 ________________________________
                                     Per Olof Ezelius, Individually

                               SCHEDULE 4(c)(iii)
                    FORMULA FOR DETERMINING "EARN-OUT" SHARES

     A. The following is the formula for determining whether any additional shares of IFS' Preferred Stock is to be issued after the Closing, based upon the post-closing performance of NCI and its subsidiaries.

     (1) FY Ended April 30, 1999.

              If the consolidated Pre-Tax Profit of NCI and its subsidiaries ("PTP") is less than $100,000, no additional IFS Preferred Stock will be issued to Ezelius.

              If consolidated PTP exceeds $100,000 but is less than $200,000, IFS will issue Ezelius $2 worth of IFS Preferred Stock for each PTP dollar generated above the minimum. For example, if PTP is $175,000, that will generate $150,000 worth of IFS Preferred Stock ($175,000 - $100,000 = $75,000 x 2 =
$150,000).

              If consolidated PTP exceeds $200,000, then $200,000 in IFS Preferred Stock will be issued plus $3 worth of IFS Preferred Stock for each PTP dollar generated above $200,000. For example, if PTP is $300,000 then Ezelius would receive $500,000 worth of IFS Preferred Stock.

     These PTP-based Preferred Stock grants will be enhanced or reduced depending on Consolidated Revenue achievement by NCI and its subsidiaries relative to a minimum target of $5.0 Million. If Consolidated Revenues of NCI and its subsidiaries ("Consolidated Revenues") fall below $5.0 Million, then the above Preferred Stock grants will be reduced accordingly by the percentage reduction in Consolidated Revenues. If Consolidated Revenues are greater than the $5.0 Million, then the PTP-based Preferred Stock grants will be increased by an amount equal to the percentage that Consolidated Revenues over $5.0 Million bear to $5.0 Million. For example, if Consolidated Revenues were $6.0 Million, the amount of Preferred Stock issued by reason of the PTP performance clause would increase by 20% ($1,000,000 / $5,000,000 = 20%).

     Any consolidated pre-tax losses of NCI (or the division operating NCI's business) ("PTL") from FY 4/30/99 will be rolled over to FY 4/30/00 for the purpose of calculating the consolidated PTP performance in the FYE 4/30/00.

     (2) FY Ending April 30, 2000.

              If consolidated PTP is less than $100,000, then no additional IFS Preferred Stock will be issued to Ezelius.

              If consolidated PTP exceeds $100,000 but is less than $300,000, then IFS shall issue Ezelius $2 worth of IFS Preferred Stock for each PTP dollar generated within that range. For example, if PTP is $225,000 IFS will issue $250,000 worth of IFS Preferred Stock.

              If consolidated PTP exceeds of $300,000, then IFS shall issue Ezelius $400,000 in IFS Preferred Stock plus $3 worth of IFS Preferred Stock for each PTP dollar generated above $300,000. For example, if PTP is $400,000 IFS will issue $700,000 worth of IFS Preferred Stock ($400,000 + [3 x $100,000] = $700,000).

     These PTP-based Preferred Stock grants will be enhanced or reduced depending on Consolidated Revenue achievement relative a minimum target of $6.5 Million. If Consolidated Revenues fall below $6.5 Million, then the above Preferred Stock grants will be reduced accordingly by the same percentage as the reduction in revenues. If Consolidated Revenues are greater than the $6.5 Million, then the above Preferred Stock grants will be increased by the percentage equal to the percentage increase in Consolidated Revenues. For example, if Consolidated Revenues equal $5.0 Million, the amount of IFS Preferred Stock issued by reason of the PTP performance clause would be reduced by 23.08% ($6.5 Million - $5.0 Million = $1.5 Million / $6.5 Million = 23.08%).

     Any PTL from FY 4/30/00 will be rolled over to FY 4/30/01 for the purpose of calculating the consolidated PTP performance in FY 4/30/01.

     (3) FY Ended April 30, 2001.

              If consolidated PTP is less than $100,000, no additional IFS Preferred Stock will be issued to Ezelius.

              If consolidated PTP exceeds $100,000 but is less than $400,000, $2 worth of IFS Preferred Stock will be issued to Ezelius for each PTP dollar generated within that range. For example, if PTP is $350,000, IFS will issue $500,000 worth of IFS Preferred Stock.

              If consolidated PTP exceeds $400,000, IFS will issue $600,000 in IFS Preferred Stock plus $3 worth of IFS Preferred Stock for each PTP dollar generated above $400,000. For example, if PTP is $500,000 IFS will issue $900,000 worth of IFS Preferred Stock.

     These PTP-based Preferred Stock grants will be enhanced or reduced depending on Consolidated Revenue achievement relative to a minimum target of $8.0 Million. If Consolidated Revenues fall below $8.0 Million, then the above Preferred Stock grants will be reduced by a percentage equal to the percentage reduction in Consolidated Revenues. If Consolidated Revenues are greater than the $8.0 Million, then the above Preferred Stock grants will be increased by a percentage equal to the percentage increase in Consolidated Revenues.


     (4)  Three Year Cumulative Payment.

              If the three year cumulative PTP exceeds $1,750,000, then IFS will issue to Ezelius $1.0 Million in IFS Preferred Stock plus $2 in IFS Preferred Stock for each PTP dollar generated above $1,750,000 subject to a cap or maximum to be agreed upon after final negotiations.

     This Preferred Stock grant will be enhanced or reduced depending on the three year Consolidated Revenue achievement relative to a minimum target of $20.0 Million. If the three year Consolidated Revenues fall below $20.0 Million, then the Preferred Stock grants based upon the 3-year cumulative PTP will be reduced by a percentage equal to the percentage reduction in Consolidated Revenues. If the three year Consolidated Revenues are greater than the $20.0 Million, then the above Preferred Stock grants will be increased by a percentage equal to the percentage increase in Consolidated Revenues.

              B. For purposes of all Preferred Stock grants under clauses A(1) -
(4), the IFS Preferred Stock shall be valued at the average closing price for the fifteen (15) trading days prior to the end of the fiscal year upon which performance is being calculated, subject however to a minimum price of Four Dollars ($4.00) per share and a maximum price of Sixteen Dollars ($16.00) per share. For example, the Preferred Stock grants based upon Consolidated Revenues and PTP for FYE 4/30/99 shall be computed based upon the closing prices for the 15 trading days immediately preceding 4/30/99, subject to the above-stated minimum and maximum.

              C. The above provisions shall be equitably adjusted to take into account any stock splits, reverse splits, stock dividends or other adjustments occurring with respect to IFS' Preferred Stock after the Closing.

              D. In computing PTP for purposes of computing any entitlement to earn-out shares, no deduction shall be taken for interest paid or accrued on any indebtedness owed to IFS and incurred by Holdings in connection with the redemption of founders shares.

              E. All capitalized terms used herein shall have the meanings ascribed to such terms in the Plan and Agreement of Merger to which this
Schedule is attached.